Exhibit 4.1
SECOND AMENDMENT
TO
AMENDED AND RESTATED RIGHTS AGREEMENT
     THIS SECOND AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “AMENDMENT”), dated as of May 6, 2007, to the Amended and Restated Rights Agreement dated as of February 19, 1998, between Ohio Casualty Corporation and Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A.), as successor to First Chicago Trust Company of New York (the “RIGHTS AGENT”), as amended on November 8, 2001 (the “RIGHTS AGREEMENT”).
WITNESSETH
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
     WHEREAS, Liberty Mutual Insurance Company, a Massachusetts stock insurance company (“Parent”), Waterfall Merger Corp., an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Ohio Casualty Corporation, an Ohio corporation (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation and whereby all the Company’s issued common shares will be converted into the right to receive cash;
     WHEREAS, the Board of Directors of the Company has approved the Merger Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement; and
     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and has approved this Amendment, and the Company and the Rights Agent desire to evidence such amendment in writing.
     NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:
     1. AMENDMENT OF SECTION 1.
          Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate alphabetical locations:
     “MERGER SUB” shall mean Waterfall Merger Corp., an Ohio corporation and a wholly owned direct subsidiary of Parent.
     “MERGER” shall mean the “Merger” as such term is defined in the Merger Agreement.

     “MERGER AGREEMENT” shall mean the Agreement and Plan of Merger, dated as of May 6, 2007, by and among Parent, Merger Sub and the Company, as it may be amended from time to time.
     “PARENT” shall mean Liberty Mutual Insurance Company.
     2. AMENDMENT OF DEFINITION OF “ACQUIRING PERSON”. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:
“Notwithstanding anything in this Rights Agreement to the contrary, neither Parent, Merger Sub, nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person as a result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”
     3. AMENDMENT OF DEFINITION OF “DISTRIBUTION DATE”. Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end of said Section 3(a):
“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”
     4. AMENDMENT OF DEFINITION OF “STOCK ACQUISITION DATE”. The definition of “Stock Acquisition Date” in Section 1(h) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:
“Notwithstanding anything in this Rights Agreement to the contrary, a “Stock Acquisition Date” shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”
     5. AMENDMENT OF SECTION 3. Section 3 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof as a new Section 3(d):
“Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”

     6. AMENDMENT OF SECTION 7(a). Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting “(i) the Close of Business on December 15, 2009 (the “Final Expiration Date”)” and replacing it with the following:
“(i) the earlier of (x) the Close of Business on December 15, 2009 and (y) immediately prior to the Effective Time (as defined in the Merger Agreement) (such earlier date, the “Final Expiration Date”)...”
     7. AMENDMENT OF SECTION 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of that section:
“Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”
     8. AMENDMENT TO SECTION 13. Section 13 of the Rights Agreement is hereby amended and restated to read as follows:
Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earnings Power. (a) Subject to Section 24, in the event that, following the Stock Acquisition Date, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person, (y) any Person shall consolidate with the Company, or merge with or into the Company, and the Company shall be the continuing or surviving corporation of such merger (other than, in the case of either transaction described in (x) or (y), a merger or consolidation which would result in all of the Voting Power represented by the securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the Voting Power represented by the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and the holders of such securities not having changed as a result of such merger or consolidation, or (z) the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any other Person (other than, in the case of any transaction described in (x), (y) or (z) above, the Merger), then, and in each such case, proper provision shall be made so that (i) following the Distribution Date, each holder of a Right, subject to Section 7(e), shall have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of shares of freely tradable Common Stock of the Principal Party (as hereinafter defined), free and clear of liens, rights of call or first refusal, encumbrances or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current

Purchase Price by the number of shares of Common Stock for which a Right is then exercisable (or, if an event under Section 11(a)(ii) has occurred previously, multiplying the number of shares of Common Stock for which a Right was exercisable immediately prior to such Section 11(a)(ii) event by the Purchase Price in effect immediately prior to such event) and dividing that product by (2) 50% of the current market price per share of the Common Stock of such Principal Party (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term “Company” shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply to such Principal Party; and (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights.
(b) “Principal Party” shall mean
(i) in the case of any transaction described in (x) or (y) of the first sentence of this Section 13, the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted in such merger or consolidation, and if no securities are so issued, the Person that is the other party to such merger or consolidation (including, if applicable, the Company, if it is the surviving corporation); and
(ii) in the case of any transaction described in clause (z) of the first sentence of Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions; provided, however, that in any such case, (1) if the Common Stock of such Person is not at such time and has not been continuously over the preceding 12 month period registered under Section 12 of the Exchange Act, and such Person is a direct or indirect subsidiary or Affiliate of another Person, “Principal Party” shall refer to such other Person; (2) in case such Person is a subsidiary, directly or indirectly, or Affiliate of more than one Person, the Common Stock of two or more of which are and have been so registered, “Principal Party” shall refer to whichever of such Persons is the issuer of the Common Stock having the greatest aggregate market value; and (3) in case such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in (1) and (2) above shall apply to each of the chains of ownership having an interest in such joint venture as if such party were a “subsidiary” of both or all of such joint ventures and the Principal Parties in each such chain shall bear the obligations set forth in this Section

13 in the same ratio as their direct or indirect interests in such Person bear to the total of such interests.
     (c) The Company shall not consummate any such consolidation, merger, sale or transfer (other than the Merger) unless prior thereto the Company and each Principal Party and each other Person who may become a Principal Party as a result of such consolidation, merger, sale or transfer shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer of assets mentioned in paragraph (a) of this Section 13, the Principal Party at its own expense will:
     (i) prepare and file a registration statement under the Act with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B)to remain effective (with a prospectus at all times meeting the requirements of the Act) until the Expiration Date;
     (ii) use its best efforts to qualify or register the Rights and the securities purchasable upon exercise of the Rights under the blue sky laws of such jurisdictions as may be necessary or appropriate; and
     (iii) deliver to holders of the Rights historical financial statements for the Principal Party and each of its Affiliates which comply in all material respects with the requirements for registration on Form 10 under the Exchange Act.
     The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers (other than the Merger). The rights under this Section 13 shall be in addition to the rights to exercise Rights and adjustments under Section 11(a)(ii) and shall survive any exercise thereunder.
     9. EFFECTIVENESS. This Amendment shall be effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.
     10. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State. This Amendment may be executed in any number of counterparts and by facsimile and electronic transmission and each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement in connection with the entering into and delivery of this Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:	OHIO CASUALTY CORPORATION

/s/ Jason Hodges	BY:	/s/ Debra K. Crane

Name: Jason Hodges	Name:	Debra K. Crane
Title: Attorney	Title:	Senior Vice President,
General Counsel and Secretary

Attest:	COMPUTERSHARE TRUST COMPANY, N.A.

/s/ Doug Levine	BY:	/s/ Stephen Cesso

Name: Doug Levine	Name:	Stephen Cesso
Title: Security Officer Apollo Security	Title:	General Counsel/Secretary